Exhibit (m)(7)

BANK FUND SERVICES AGREEMENT

This Bank Fund Services Agreement (“Agreement”) is made as of                     , 20     by and among PIMCO Investments LLC (“Distributor”), a Delaware limited liability company, and Pacific Investment Management Company LLC (“Administrator”), a Delaware limited liability company, on the one hand, and                                                               (“Bank”), a                                                              , on the other hand.

R E C I T A L S

WHEREAS, Distributor serves as principal underwriter for and Administrator serves as investment adviser and administrator to each open-end, management investment company registered under the Investment Company Act of 1940 (“1940 Act”) that is set forth in Exhibit A, as amended from time to time (each, a “Company”);

WHEREAS, each Company offers shares of beneficial interest in one or more separate series, which may be offered in multiple classes pursuant to Rule 18f-3 under the 1940 Act;

WHEREAS, Bank wishes to facilitate transactions in shares of the classes of the series of the Companies set forth in Exhibit A hereto (such a share, class and series of a Company set forth in Exhibit A hereto, a “Share,” “Class” and “Fund,” respectively) as it is allowed under applicable laws, rules and regulations;

NOW, THEREFORE, Distributor, Administrator and Bank hereby agree to the following terms and conditions:

1.	Authorizations.

a. Distributor and Administrator hereby authorize Bank on a non-exclusive basis and subject to applicable law, rule and regulation; the terms and conditions of the then current prospectuses (including Statutory Prospectuses and Summary Prospectuses as defined in Rule 498 under the Securities Act of 1933 (“1933 Act”) and any supplements thereto as may be filed from time to time) and any statement of additional information (“SAI”) of the Funds (collectively, the then current Statutory Prospectuses, Summary Prospectuses and SAIs of the Funds and supplements thereto are hereinafter referred to as the “Prospectuses”); other applicable Company documentation; reasonable instructions of the Distributor or Administrator; and the terms set forth herein, to: (i) provide the services set forth herein and/or (ii) place (or arrange for the placement) with each Company or its delegate(s) orders for the purchase, redemption (sale) or exchange of Shares (“Orders”).

b. Each party understands and acknowledges that: (i) the other parties hereto and/or the Companies may enter into other similar agreements and arrangements with other financial intermediaries, investment companies, sponsors, providers, administrators, recordkeepers or servicing agents or bureaus, as the case may be; and (ii) that nothing herein shall constitute Distributor and Bank as a selling syndicate, association, joint venture, partnership, unincorporated business or other separate legal entity, or otherwise serve as the basis to conclude that Distributor, Administrator and Bank are partners, or that Bank is anything other than an independent contractor of Distributor and Administrator, except as set forth in 2(a) below.

2.	Appointment; Transactions in Shares.

a. As applicable, Bank is hereby appointed and hereby accepts appointment as a limited agent of the Companies for the sole purpose of receiving Orders on behalf of the Funds, either directly from customers of the Bank or through other intermediaries (including third party administrators (“TPAs”) that the Bank appoints as sub-agents for the same limited purpose (collectively, “Indirect Intermediaries”). Bank shall be solely responsible for and liable to Distributor and Administrator for any Indirect Intermediary’s performance or lack of performance in connection with its receipt of Orders. Receipt in “good order” (as defined in Exhibit D) of an Order by Bank or by an Indirect Intermediary shall constitute receipt by the applicable Company of the Order for purposes of Rule 22c-1 under the 1940 Act, subject to the terms and conditions set forth herein.

b. Bank shall place purchase and exchange orders only at the applicable public offering price next-calculated by the applicable Company following receipt in good order by the Bank or an Indirect Intermediary of a purchase order. Bank shall not place a purchase order except (i) for the purpose of covering purchase orders previously received in good order by Bank or an Indirect Intermediary, or (ii) for its own bona fide investment. As applicable, Bank shall effect redemptions (sales) of Shares only at the net asset value of such Shares next determined by the applicable Company following receipt in good order by the Bank or an Indirect Intermediary of a redemption (sale) order, less any applicable contingent deferred sales load/charge (“CDSC”) payable to Distributor and/or less any redemption fee assessable. Bank may not place any conditional Orders.

c. Bank shall not intentionally withhold placing Orders for Shares to profit as a result of such withholding (e.g., by a change in the net asset value from that used in determining the public offering or redemption price of the applicable Class of Shares). If Bank acts as principal for its own account in repurchasing Shares for resale to Distributor, it shall not pay the shareholder less than the price that it receives from Distributor. If Bank acts as agent for a shareholder in selling Shares to Distributor, it shall not charge the shareholder fees for handling the transaction unless they comply with all applicable laws, rules or regulations and do not cause any adverse results to Distributor or any Company under any applicable laws, rules or regulations.

d. Bank acknowledges that: (i) all purchase or exchange orders for Shares are subject to acceptance and confirmation thereof by Distributor (or its delegate) on behalf of the Fund; (ii) the Fund and/or Distributor reserves the right to reject any purchase or exchange order for any or no reason; (iii) it is solely responsible for determining the suitability of any Fund (and Class of Shares thereof) for any investor to whom it recommends such Shares; (iv) with respect to an Order received in good order by Bank or an Indirect Intermediary on a day the applicable Fund is open for business (a “Business Day”), and subject to Section 4(b) below, Bank must make a best effort to transmit the Order to Distributor or the Funds’ transfer agent (“Transfer Agent”) so that it is received by 9:00 a.m. Eastern time on the next Business Day in order to receive the price per Share determined by the Company as of the time it values Shares of the Fund (the “Valuation Time”) on the Business Day of receipt by Bank or Indirect Intermediary (“Price Protection”); provided, however, that the foregoing Price Protection shall not apply to Orders for Bank’s customers that are record owners of Shares and whose accounts at the

Transfer Agent are not Level 3 networked accounts (“Subscription Accounts”) and therefor will be time and date stamped upon receipt by the Transfer Agent; and (v) each Fund retains the right to suspend the right of redemption or postpone the date of payment upon redemption of Shares as permitted under the 1940 Act. “Level 3 networked accounts” shall mean accounts of shareholders/beneficial owners of the Funds/Shares subject to the National Securities Clearing Corporation (“NSCC”) Networking service Level 3.

e. If payment for the Shares purchased and all necessary applications and documents required by the applicable Company or Distributor are not received within three Business Days or such shorter time as may be required by law, rule or regulation or the terms of the Prospectus or this Agreement, the sale may be cancelled forthwith without any responsibility or liability on Distributor’s or Administrator’s part or on the part of the applicable Company. Alternatively, at Distributor’s or Administrator’s option, Distributor or Administrator may cause the Shares ordered to be redeemed by the relevant Fund. Bank will be responsible for any loss, including loss of profit, and expense suffered by a Fund, the Distributor or the Administrator resulting from Bank’s failure to make payments or provide documents as aforesaid.

f. Orders shall be processed in accordance with the terms of Exhibit D, and as mutually agreed to by the parties from time to time.

3.	Services; Compensation.

a. Bank shall be entitled to receive compensation (“Compensation”), if applicable, as set forth in Exhibit A with respect to its activities and services contemplated herein in the form of: (i) personal, administrative, recordkeeping and other service fees (“Services Fees”), including those payable in connection with plans adopted under Rule 12b-1 under the 1940 Act (each, a “Distribution and Servicing Plan”); and (ii) administrative services, recordkeeping, sub-accounting, and/or networking fees (“Sub-Account Fees”) payable in connection with the Sub-Account Services, if any, provided by Bank as set forth in Exhibit B.

b. All Compensation shall be assessed and paid in accordance with the terms of the applicable Prospectus and other applicable Company documentation (including Distribution and Servicing Plans) and, to the extent not inconsistent, Exhibit A hereto.

c. Bank shall provide all services diligently, in a competent and skillful manner in order to be entitled to the related Compensation. Sub-Account Services provided in respect of shareholders who hold Shares through omnibus accounts or in Level 3 networked accounts shall be the responsibility of Bank or Indirect Intermediary and shall not be the responsibility of the Companies, Transfer Agent, Distributor or Administrator. “Omnibus accounts” shall mean accounts on the books and records of Transfer Agent in which all of Bank’s or an Indirect Intermediary’s customers’ Shares are held unsegregated in nominee name by Bank.

d. If selected on Appendix I, Bank shall be entitled to process purchase orders for Class A shares of the Funds at their net asset value (without any sales charge on purchases or contingent deferred sales charges on sales) on behalf of those plans sponsored by employers, professional organizations or associations or charitable organizations (“Benefit Plans”) for which Bank is the trustee, administrator, fiduciary, trust company or registered investment adviser, provided that the Benefit Plan meets the minimum investment amount, if any, set forth on Appendix I.

e. Services Fees and Sub-Account Fees will be paid to Bank only upon receipt by Distributor or Administrator, as the case may be, of like amounts paid (or reimbursed) from the applicable Fund under the applicable Plan or agreement with the Fund. In the event that any payment of Compensation contemplated hereunder is (i) directly or indirectly limited, restricted or prohibited by applicable law, rule or regulation, or (ii) otherwise terminated for reasons beyond the reasonable control of Distributor or Administrator, the Distributor or Administrator, as appropriate, may reduce or eliminate such fee to the extent payable to Bank.

f. Bank shall provide to Distributor, Administrator and each Company such information as shall reasonably be requested by any of them with respect to the Services Fees paid to Bank in connection with Distribution and Servicing Plans, as well as any other information as is reasonably necessary to permit the Board of Trustees of the applicable Company (such Boards of Trustees of the Companies, collectively, the “Board”) to make an informed determination as to whether to continue the applicable Distribution and Servicing Plans. Bank acknowledges that it is reasonable for Distributor, Administrator and each Company to request that Bank provide written reports from time to time of the amounts of such Services Fees invoiced and/or received and the purposes for which such fees were used.

g. If there is a dispute as to whether any Compensation with respect to Shares is payable to Bank or to another person, the Distributor or Administrator shall make a good faith determination as to who is entitled to such amounts, and Bank acknowledges hereby that such determination shall be binding upon it.

h. All Compensation payable under this Agreement shall be so payable only as long as this Agreement is in effect.

4.	Compliance Matters.

a. In connection with its duties and obligations hereunder, Bank will at all times comply with: (i) the terms of each Fund’s Prospectus and other applicable Company documentation and (ii) all applicable laws, rules and regulations, including, without limitation, the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code of 1986 (“Code”) as the case may be.

b. Bank shall adopt, implement and maintain during the term of this Agreement such policies, procedures and internal controls as are necessary to ensure that the Bank only submits to the appropriate Company, its Transfer Agent or a delegate, Orders received in good order by Bank or an Indirect Intermediary prior to the Valuation Time on each Business Day of the applicable Fund for execution at a price based on the net asset value per Share calculated for that Business Day, in accordance with Rule 22c-1 under the 1940 Act. Bank acknowledges that Orders for Fund Shares received in good order by Bank or an Indirect Intermediary subsequent to the Valuation Time for the Shares on a Business Day or on a day that is not a Business Day shall receive a price based on the next-determined net asset value per Share on the next Business Day, in accordance with Rule 22c-1 under the 1940 Act.

c. If an omnibus account or Level 3 networked account in a Fund (or Class thereof) registered in the name of Bank as nominee on behalf of its customers (including any custodian) owns more than three percent of the outstanding Shares (by Class) of that Fund, Distributor shall have the right to request the name and address of any of Bank’s customers that owns beneficially more than three percent of the outstanding Shares (by Class) through such omnibus account or Level 3 networked account. Bank shall promptly and accurately reply to any such inquiry. Distributor will indicate in any such inquiry the number of Shares (by Class) equaling three percent of the outstanding Shares (by Class) on a particular date for purposes of Bank’s calculations in connection with any omnibus account or Level 3 networked account.

d. Bank shall establish, implement and maintain an adequate business continuity policy aimed at ensuring, in the case of an interruption to its systems and procedures, the preservation of essential data and functions, and the maintenance of services and activities, or, where that is not possible, the timely recovery of such data and functions and the timely resumption of its services and activities. Bank shall maintain a log of all business continuity events. In the event that a material business continuity event occurs, Bank shall advise the Distributor and Administrator promptly of such event and the steps proposed in order to minimize any interruption to its services hereunder.

5.	Representations and Warranties.

a. Each party hereto represents, warrants, and covenants that:

i. it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement;

ii. its entering into this Agreement and performing its duties and obligations hereunder will not breach or otherwise impair any other agreement or understanding the party has with any other person, corporation, or other entity; and

iii. it has obtained all registrations, licenses and regulatory authorizations necessary to permit it to perform the activities hereunder and shall maintain all such registrations, licenses and authorizations during the term of this Agreement.

b. Bank further represents, warrants, covenants and agrees that:

i. it is a bank, as that term is defined in Section 3(a)(6) of the Securities Exchange Act of 1934 (“1934 Act”), that (i) is exempt from registration as a broker-dealer under the 1934 Act; (ii) engages in activities described in Section 3(a)(4) of the 1934 Act; and (iii) during the term of this Agreement, will abide by the rules and regulations of those state and federal authorities with appropriate jurisdiction over it;

ii. to the extent that Bank relies on Section 3(a)(4)(B)(ii) of the 1934 Act for an exemption from being a broker with respect to its transactions effected in a trustee or fiduciary capacity, Bank will comply with all applicable legal and regulatory provisions, including but not limited to those related to solicitation, advertising and compensation found in Rules 721 and 722 of Regulation R under the 1934 Act;

iii. to the extent that Bank relies on Rule 760 of Regulation R under the 1934 Act for an exemption from registration as a broker-dealer under the 1934 Act in connection with the acceptance of orders to effect transactions in securities for certain accounts for which Bank acts as custodian, Bank will comply with all applicable legal and regulatory provisions, including but not limited to (i) the advertising restrictions in Rule 760(a)(2)-(3) and (b)(4)-(5), (ii) the limitations on fees in Rule 760(b)(3), (iii) the prohibition on providing investment advice in Rule 760(b)(6), and (iv) the employee compensation restriction in Rule 760(c);

iv. it shall notify Distributor and Administrator immediately of any action by or communication from state or federal banking authorities, state securities authorities, the Securities and Exchange Commission (“SEC”), or any other party which may affect its status as a bank or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement; any action or decision of any of the foregoing regulatory authorities or any court of appropriate jurisdiction which adversely affects Bank’s ability to act in accordance with the terms of this Agreement, including the loss of its exemption from registration as a broker-dealer, will terminate this Agreement immediately;

v. the arrangements provided for in this Agreement, including Compensation arrangements, will be timely disclosed, to the extent required or appropriate, by Bank to Fund shareholders and prospective Fund shareholders and the receipt of the Compensation payable to Bank in connection with this Agreement will not violate any applicable law, rule or regulation, including ERISA, and in particular will not constitute a non-exempt prohibited transaction under ERISA or the Code;

vi. in connection with sales of Shares or delivery of such Shares after sale (except with respect to Subscription Accounts), it shall furnish to each investor a copy of the applicable then-current Statutory Prospectus and/or Summary Prospectus (at no cost to the Funds, Administrator, Distributor or any affiliated person of them), including supplements (all as obtained from Distributor as provided for in Section 7(b)), in a manner that satisfies all delivery obligations of the Funds and/or Bank and/or Indirect Intermediary under applicable law, rule and regulation;

vii. it has due authority to take each act it takes on behalf of each of its customers, maintains in its files proper authorization from each of its customers to exercise such authority (whether or not exercising investment discretion (as defined in Section 3(a)(35) of the 1934 Act)) and has examined such documents and is satisfied that each such document is authentic, properly authorized and duly executed and delivered to Bank by the customer or its duly authorized agent; and

viii. understands the Administrator’s record-keeping obligations under Rule 204-2(a)(18)(i)(B) under the Investment Advisers Act of 1940 (“Advisers Act”) with respect to any “government entity” (as such term is defined in Rule 206(4)-5 under the Advisers Act) invested in a Fund, and will provide, upon request, in a format agreed between the parties, the information required to be kept as a record by the Administrator in connection with 529 plan accounts and all participant-directed 403(b) and 457 retirement plan accounts in the Funds that are sponsored by a state or any of its political subdivisions, agencies, authorities, or instrumentalities.

6.	State Filing Requirements.

a. Upon request, Administrator shall notify Bank of the states or other jurisdictions in which each Fund’s Shares are currently noticed, registered or qualified for offer or sale to the public. Administrator shall have no obligation to make notice filings of, register or qualify, or to maintain notice filings of, registration of or qualification of, a Fund’s Shares in any particular state or other jurisdiction. Bank shall comply with requests of Administrator for information about the Bank’s customers that are Fund shareholders that Administrator properly may require in order for the Companies to make notice and other applicable filings under state law, as well as to qualify for any applicable exemptions.

b. Neither Administrator nor Distributor shall be responsible for any notices or other applicable filings that are necessary to permit Bank or any Indirect Intermediary to engage in the offer and sale of mutual fund shares or the provision of services contemplated hereunder under state law.

7.	Prospectuses; Sales Material; Use of Name.

a. Bank shall ensure that neither Bank, nor any officer, employee, or agent thereof, makes any representations concerning Shares other than those set forth in (i) the applicable Prospectus, (ii) mutual fund advertisement and/or sales literature published by the applicable Company or Distributor (“482 Ads”), and/or (iii) any other written or electronic communication published by the applicable Company or Distributor as information supplemental to (and intended to be accompanied or preceded by) a Prospectus (“supplemental material”).

b. Distributor shall, upon written request (including any automated order process) supply (at no expense to Bank) printed copies of Summary Prospectuses and/or Statutory Prospectuses (which choice shall be at Distributor’s sole discretion), as published from time to time, in quantities sufficient for purposes of Bank meeting its prospectus delivery obligations under applicable law, rules and regulations (“Fulfillment Prospectuses”). Distributor shall deliver the Fulfillment Prospectuses as well as supplements as directed in Section I of Exhibit E. If requested by Bank or its delegate, Distributor will provide electronic copies of Summary Prospectuses and/or Statutory Prospectuses, in PDF or other format then utilized by the Distributor, for use by Bank or its delegate; provided, however, that none of the Funds, Administrator, Distributor nor any affiliated person of them shall bear any expense related to the printing of any Summary Prospectus and/or Statutory Prospectus by Bank or its delegate from the electronic copy provided, unless agreed to in writing. Bank consents to the delivery of Summary Prospectuses, Statutory Prospectuses, SAI’s and supplements as well as to the delivery of shareholder reports and notices (“Regulatory Documents”) electronically to the email address(es) set forth in Section II of Exhibit E in connection with any obligation of Distributor or Administrator to provide such Regulatory Documents to Bank, except for Fulfillment Prospectuses delivery purposes. Bank or its delegate shall be responsible for monitoring on a daily basis the mailbox(es) associated with the email address(es) set forth in Section II of Exhibit E and ensuring that the email address(es) remain(s) active and able to receive email transmissions from Distributor or Administrator or their delegates.

c. Bank shall not use any other sales material or shareholder reports relating to or referencing the Funds, Distributor or Administrator, unless permission is granted in writing by Distributor in advance of such use, and shall not obtain any Prospectus, 482 Ads, or supplemental material for use in connection with any transactions in Shares, or any shareholder report required to be delivered under applicable law, rules, or regulations (including Form N-1A), from any source other than the authorized sources set forth in Section III of Exhibit E.

d. Except as otherwise expressly provided herein, Bank shall neither use nor allow its officers, employees, or agents to use the name or logo of: (i) Company or any sub-adviser; (ii) Distributor or Administrator or any of their affiliates; or (iii) any products or services sponsored, managed, advised, administered or distributed by the Distributor, Administrator or any of their affiliates, for advertising, trade or other commercial or non-commercial purposes, without the express prior written consent of the Distributor or Administrator.

e. Bank shall not circulate or furnish to any investor any Prospectuses that have been withdrawn or supplemented, except in the latter case with the appropriate supplements.

8. Proxies. Bank will cooperate with reasonable requests of the Companies and Administrator in the solicitation of proxies by the Board as provided for in any proxy material. Bank will comply with all obligations required of it by applicable law, rules or regulations in connection with the solicitation of such proxies.

9.	Indemnification; Limitation on Damages.

a. Bank shall indemnify and hold harmless each Company, Distributor and Administrator and each of their directors, trustees, officers, employees, and each person, if any, who controls any of them within the meaning of the 1933 Act, against any losses, claims, damages, liabilities or expenses (“Losses”) to which an indemnitee may become subject insofar as such Losses or actions in respect thereof arise out of or are based upon (i) Bank’s gross negligence or willful misconduct in performing hereunder; (ii) any material failure by Bank to comply with any provision of this Agreement, the Prospectus, other applicable Company documentation or applicable laws, rules and regulations; (iii) any material breach by Bank of a representation or warranty made in this Agreement; or (iv) any untrue statement or representation made by Bank with respect to a Fund or Shares other than statements contained in the Prospectuses, 482 Ads, or supplemental material authorized by Distributor.

b. An indemnitor will reimburse an indemnitee for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending any such Loss, claim or action. This indemnity provided in this Section 9 will be in addition to any liability which an indemnitor may otherwise have.

c. If an indemnitee hereunder receives notice of the commencement of an action and wishes to seek indemnification hereunder, the indemnitee will notify the indemnitor of such commencement within 10 days after the summons or other first legal process has been served. The omission so to notify the indemnitor will not relieve it from any liability that it may have to any indemnitee otherwise than under this Section 9. If any such action is brought against any indemnitee and it properly notifies the indemnitor of such commencement, the indemnitor may assume the defense thereof with counsel reasonably satisfactory to the indemnitee, and the indemnitee(s) in such action entitled to indemnification hereunder may participate in the defense or preparation of the defense of any such action. If the indemnitor elects to assume the defense of any such action and retain counsel: (i) the indemnitee(s) shall bear the fees and expenses of any additional counsel retained by any of them and (ii) the indemnitor shall not, without the prior written consent of the indemnitee(s), settle or compromise the liability of the indemnitee(s), or permit a default or consent to the entry of any judgment in respect thereof, unless each indemnitee receives from the claimant a release from all liability in respect of such claim. If the indemnitor does not elect to assume the defense of any such action, the indemnitor will reimburse the indemnitee(s) named as defendant(s) in such action for the fees and expenses of counsel agreed upon by indemnitor and indemnitee.

e. THE PARTIES AGREE THAT, NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NO PARTY SHALL BE LIABLE TO ANOTHER PARTY FOR ANY PUNITIVE, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE PARTY WHO IS LIABLE HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

10. Privacy. Each party hereto agrees to comply, to the extent applicable, with the requirements of Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., as may be amended from time to time, and any regulations adopted thereto, including Regulation S-P of the Securities and Exchange Commission, as well as with any other applicable federal or state privacy laws and regulations, including but not limited to (as applicable) the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq. Bank shall implement and maintain appropriate security measures for personal information of Fund shareholders and others in accordance with applicable laws, rules and regulations. The parties agree that any “Non-Public Personal Information,” as the term is defined in Regulation S-P that may be disclosed hereunder is disclosed for the specific purpose of permitting the other parties to perform the services set forth in this Agreement. Each party acknowledges that, with respect to such information, it will comply with Regulation S-P and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other person, except: (i) to the extent required to carry out the services set forth in this Agreement; (ii) as otherwise required or permitted by law or regulation; or (iii) as requested by any regulatory body or governmental agency or body having jurisdiction over the disclosing party.

11.	Anti-Money Laundering; Sanctions; Anti-Corruption.

Bank represents and warrants that it has implemented, and agrees to maintain an anti-money laundering program reasonably designed to comply with all applicable anti-money laundering laws and regulations, including but not limited to the Bank Secrecy Act of 1970 and the USA PATRIOT Act of 2001 (the “USA PATRIOT Act”), each as amended from time to time, and any rules adopted thereunder and/or any applicable anti-money laundering laws and regulations of other jurisdictions where Bank conducts business, and any rules adopted thereunder or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”). Bank further represents and warrants that its anti-money laundering program includes written policies, a designated Compliance Officer, ongoing training for employees, procedures for detecting and reporting suspicious transactions, and an independent audit to test the implementation of the program.

b. Bank represents and warrants that it has policies, procedures and internal controls in place which are reasonably designed so that neither it, nor any of its subsidiaries, nor any officer, director, or employee of it or its subsidiaries is an individual or entity (“Person”) that is, or is controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country or territory that is the subject of Sanctions. Further, Bank will continue to undertake appropriate due diligence to ensure that neither the Bank nor any Person is subject to Sanctions. Bank further represents that the foregoing policy prohibits the Bank and its officers, directors, employees and other representatives from soliciting or focusing its marketing effort directly or indirectly to any Person who is subject to Sanctions. Bank acknowledges its ongoing and continuing obligations to comply with the applicable Sanctions. Bank will provide reasonable assistance to the other parties hereto in connection with their respective obligations under the applicable Sanctions.

c. Bank represents, warrants, and covenants that (i) its officers, directors, employees, agents and other representatives (together with Bank, each a “Relevant Person”) are subject to written policies and procedures relating to anti-bribery and anti-corruption, and shall not commit, authorize or permit any action that would cause any Relevant Person to be in violation of any applicable anti-bribery and corruption laws (such as the U.S. Foreign Corrupt Practices Act and/or the UK Bribery Act, in each case, if applicable); (ii) in connection with any services provided in connection with this Agreement, the Relevant Persons have not taken nor will they take any actions in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving anything of value to, nor have the Relevant Persons received, nor will they receive, any payment or anything of value from, any person (whether directly or indirectly) while knowing that all or some portion of the money or value will be offered, given, promised or received by anyone improperly to influence official action, improperly to obtain or retain business or otherwise secure an illegal advantage; and (iii) it shall create and maintain accurate books and financial records in connection with the services performed under this Agreement. Bank shall promptly notify Distributor if a Relevant Person becomes aware of any breach of this provision, and Distributor may terminate this Agreement with immediate effect in the event of such breach by any Relevant Person.

12. Abusive Trading Practices; Shareholder Information Agreement. Bank shall make reasonable efforts to assist the Funds and their service providers (including Distributor, Administrator and Transfer Agent) to detect, prevent and report excessive, short-term trading of Shares and other abusive trading practices, including “market timing.” If Bank has actual knowledge of violations of Company policies (as set forth in the applicable Prospectuses) or applicable law regarding (i) the timing of Orders and pricing of Shares, or (ii) excessive, short-term trading, market timing or other abusive trading practices, Bank shall promptly report such known violations to Distributor or Administrator. Bank shall further comply with the terms and conditions set forth in Exhibit C hereto.

13. Records. Each party shall maintain and preserve all records required by law, rule and regulation to be maintained and preserved in connection with the activities contemplated herein. A party hereto may request of another party, and the requested party shall provide as reasonable, copies of all the historical records relating to transactions between the Funds and the Bank’s customers, written communications regarding the Funds to or from such customers, and other materials reasonably related to transactions between the Funds and the Bank’s customers. In addition, Bank shall provide representatives of Distributor, Administrator and each Company with reasonable access to its personnel and its records to: (i) enable them to monitor the quality of services being provided by Bank pursuant to this Agreement and Bank’s compliance with this Agreement and applicable law, rule and regulation and (ii) verify amounts payable or owed under this Agreement. The parties shall cooperate in good faith in providing records to one another.

14.	Term, Termination and Assignment.

a. The compensation provisions of Section 3 related to the Distribution and Servicing Plans shall remain in effect for not more than a year and thereafter for successive annual periods only so long as such continuance is specifically approved by a vote of the Board and of the Trustees who are not “interested persons” of each Company and have no direct or indirect financial interest in the operation of each Distribution and Servicing Plan or in any provisions of this Agreement related to such Distribution and Servicing Plans (“Disinterested Directors”), cast in person at a meeting called for the purpose of voting on such plans or agreements.

b. Any party hereto may terminate this Agreement by giving 30 days’ written notice to the other parties, and this Agreement shall terminate automatically: (1) with respect to a Fund in the event that the Fund liquidates or reorganizes into another Fund and (2) upon Bank violating any anti-bribery and corruption laws or engaging in any other unlawful conduct referenced in Section 11. In the event: (i) of an assignment (within the meaning of the 1940 Act) of this Agreement, (ii) breach by Bank of its representation in Section 5(b)(4), or (iii) any Distribution and Servicing Plan terminates, is not continued or ceases to remain in effect, then the provisions of this Agreement relating to such Plan automatically shall terminate with respect to the Shares covered by such assignment or such terminated plan, to the extent required by applicable law, rule or regulation or the terms of the applicable Plan.

c. The compensation provisions of Section 3 related to Distribution and Servicing Plans also may be terminated at any time with respect to any Fund without payment of any penalty, to the extent required by applicable law, rule or regulation or provided in the Distribution and Servicing Plan, by vote of a majority of the Disinterested Directors of the applicable Company, or by vote of a majority of the outstanding voting securities of such Fund on 60 days’ written notice.

d. This Agreement shall inure to the benefit of the successors and assigns of any party hereto, provided, however, that no party may assign this Agreement without the prior written consent of the other parties, except that Distributor or Administrator may assign this Agreement to an affiliate that provides similar services to a Company upon 30 days’ prior written notice to Bank unless such an assignment would be deemed an assignment within the meaning of applicable provisions of the 1940 Act.

15. Subcontracting. Each party may appoint and compensate from their respective resources one or more other entities (each, a “delegate”) to perform any or all of their respective obligations under this Agreement on a subcontracted basis so long as the party has undertaken commercially reasonable due diligence to ensure the delegate possesses the requisite expertise, personnel and resources to perform such obligations, and obtains a written agreement from the delegate related to the services to be performed in connection with this Agreement. If either party appoints one or more delegates to perform any or all of their respective obligations under this Agreement on a subcontracted basis, the appointing party will remain liable to the other party for the delegated acts and omissions of such delegates as if the appointing party itself performed (or failed to perform) such obligations.

16. Freedom to Act. Nothing herein shall limit the authority of the Companies, the Distributor and the Administrator to take such lawful action as any of them may deem appropriate or advisable in connection with all matters relating to the operation of the Companies and the sale of the Shares. Nothing herein shall preclude a Company’s Board from taking any actions it deems necessary in furtherance of its fiduciary duties, which may include refusing to sell Shares to any person or suspending or terminating the offer of any Shares of any Fund.

17. Notice. Notice hereunder shall be in writing and delivered personally, mailed by certified mail or courier service to the party’s address identified on the signature page hereof or such other address as the party may by written notice provide to the other party. Such notice shall be deemed to have been given (i) immediately when delivered personally; (ii) three days after the date of mailing; and (iii) one day after delivered by overnight courier service.

18. Amendment. This Agreement may be amended upon execution of a written amendment by each party hereto. In addition, Bank agrees that Distributor or Administrator may amend or modify this Agreement, including the Exhibits hereto, without the written consent of Bank, upon (i) the provision of not less than 30 days’ written notice to Bank and (ii) any act by Bank in reliance on this Agreement, as amended, including the acceptance of a payment hereunder or the submission of an order to purchase, redeem or exchange Shares of any Fund. The Distributor also may amend Exhibit A hereto solely upon provision of notice as set forth in Section 17 hereto in the event that Distributor wishes to add one or more new Classes, Funds, and/or Companies, to the extent that the Compensation to which Bank may be entitled with respect to each Class to be added is substantially similar to those of one or more comparable Classes of comparable Funds already set forth in Exhibit A.

19.	Governing Law; Venue; Waiver of Jury Trial.

a. This Agreement and its Exhibits shall be governed by, and construed in accordance with, the internal laws of the State of New York and the applicable provisions of federal law. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of federal law, the latter shall control.

b. Each party to this Agreement hereby irrevocably consents to the jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan and the courts of the State of New York located in the County of New York in any action to enforce, interpret or construe any provision of this Agreement and waives any objection that it may have to the laying of venue in any such court or that such court is an inconvenient forum or does not have personal jurisdiction over them.

c. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

20. Complete Agreement/Other Agreements. This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied. This Agreement shall be binding upon all parties hereto when executed by all parties and supersedes any prior agreement or understanding among the parties with respect to the subject matter hereof.

21. Severability. If any provision of this Agreement is held by any court or any act, regulation, rule or decision of any other governmental or supranational body or authority or regulatory or self-regulatory organization to be invalid, illegal or unenforceable for any reason, it shall be invalid, illegal or unenforceable only to the extent so held and shall not affect the validity, legality or enforceability of the other provisions of this Agreement so long as this Agreement, as so modified, continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits, obligations, or expectations of the parties to this Agreement.

22. Force Majeure. Notwithstanding any other provisions of this Agreement to the contrary, Distributor, Administrator and Bank shall not be responsible for delays or errors caused by acts of God or by circumstances beyond their reasonable control, provided that the party relying on this provision has adopted, implemented and appropriately maintained a commercially reasonable and regulatory compliant business continuity plan and makes reasonable efforts to mitigate damages.

23. Survival; Headings; Counterparts. The provisions of Sections 9, 10, 11, 14 and 19 hereof shall survive termination of this Agreement. The Section headings in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.

PIMCO Investments LLC

By:

Name:

Title:

Address for notice:

1633 Broadway
45th Floor
New York, NY 10019
Attention: Legal

Pacific Investment Management Company LLC

By:

Name:

Title:

Address for notice:

1633 Broadway
45th Floor
New York, NY 10019
Attention: Legal

[INSERT NAME OF BANK]

By:

Name:

Title:

Address for notice:

EXHIBIT A

Companies, Funds, Classes and Compensation

1.	Companies, Funds, Share Classes and Payments.

Companies	Fund	Share Class	Compensation (Payor)
PIMCO Funds PIMCO Equity Series	All series of each Company (i.e., all series of each Company that are operating as of the date of this Exhibit A (as set forth below) and all series of each Company that thereafter commence operations, other than any such series that cease operations.)	Class A

Services Fees (Distributor): Shall be equal to the rate set forth in the applicable Prospectus with respect to Distribution and/or Service (12b-1) Fees, or such lesser amount as is notified by Distributor to Bank, including through disclosure in the SAI.

Sub-Account Fees (Administrator): None

Class D

Services Fees (Distributor): Shall be equal to the rate set forth in the applicable Prospectus with respect to Distribution and/or Service (12b-1) Fees, or such lesser amount as is notified by Distributor to Bank, including through disclosure in the SAI.

Sub-Account Fees (Administrator): None

		Class M	Sub-Account Fees (Administrator): None
		Class P	Sub-Account Fees (Administrator): None
Class R

Services Fees (Distributor): Shall be equal to the rate set forth in the applicable Prospectus with respect to Distribution and/or Service (12b-1) Fees, or such lesser amount as is notified by Distributor to Bank, including through disclosure in the SAI.

Sub-Account Fees (Administrator): None

		Administrative Class	Services Fees (Distributor): Shall be equal to the rate set forth in the applicable Prospectus with respect to Distribution and/or Service (12b-1) Fees, or such lesser amount as is notified by Distributor to Bank, including through disclosure in the SAI.
		Institutional Class	None

2.	Invoicing.

For each Class of Shares, after the end of each quarter or month, as appropriate, payment will be made as set forth below, in the discretion of the Distributor and Administrator:

(1) Administrator and/or Distributor shall calculate and pay (or cause the Fund to pay) the Compensation payable with respect to the Shares within 30 days of the end of the applicable payment period; or

(2) Bank shall invoice Distributor for the applicable portion of the Compensation due, and Distributor, Administrator or the Fund, as applicable, shall pay such amount within 30 days following the receipt of the invoice. Distributor, Administrator or the Fund may in good faith dispute any invoice and request further documentation to substantiate any Compensation claimed due. Any invoice not sent by Bank to Distributor within six months after the end of a month or quarter, as appropriate, with respect to any Compensation, may be deemed null and void in the sole Discretion of the Distributor and the Compensation for such period may be deemed forfeited and no longer due and owning under this Agreement.

Dated: August     , 2012

EXHIBIT B

Sub-Account Services

☐	Applicable
☐	Not Applicable

Bank shall perform the following financial services in respect of shareholders holding Shares through omnibus accounts registered in Bank’s name as nominee or through Level 3 networked accounts:

A. Maintain separate records for each shareholder account with respect to each Class of Shares held by such shareholder account, which records shall reflect the shareholder’s name and address, Shares purchased, redeemed and exchanged, and Share balances.

B. Process Orders, including aggregation in the case of omnibus arrangements, on behalf of Bank and any Indirect Intermediary’s customers.

C. Calculate and disburse to shareholders or credit to shareholder accounts all proceeds of redemptions of Shares and all dividends and other distributions not automatically reinvested in Shares.

D. Facilitate various shareholder rights entitling them to initial sales charge discounts, including, breakpoints, rights of accumulation, combined purchase privileges, letters of intent, reinstatement privileges and initial sales charge waivers.

E. Prepare and transmit to shareholders periodic account statements showing the total number of Shares owned by them as of the statement closing date, purchases, redemptions, and exchanges of Shares by the shareholder during the period covered by the statement and dividends and other distributions paid to the shareholder during the statement period (whether paid in cash or automatically reinvested in Shares).

F. Transmit to shareholders proxy materials, shareholder reports and other information provided by the Company and required to be sent to shareholders under applicable laws, rules and regulations, or requested to be sent to shareholders by the Company.

G. Transmit state codes and detailed Order information through Fund/SERV as necessary to enable the Company and Administrator to make notice and other applicable filings under state law.

H. Provide standard monthly CDSC reports, persistency/aging reports, and redemption fee reports as applicable.

I. Remit monthly all CDSC collected and redemption fees assessed as directed by Distributor.

J. Provide shareholders tax documents related to their investment in the Funds for their tax reporting purposes.

K. On each Business Day, reconcile the aggregate balances in all shareholders’ accounts with the corresponding balances in the relevant omnibus accounts, and reconcile each Level 3 networked account.

B-2

EXHIBIT C

Shareholder Information Agreement

1.

Agreement to Provide Information. Bank agrees to provide Distributor or Administrator or their delegate (“Fund Agent”), upon written request, the taxpayer identification number (“TIN”) the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account, the name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Bank during the period covered by the request.

a.

Period Covered by Request. Requests must set forth a specific period, not to exceed 180 days from the date of the request, for which transaction information is sought. Fund Agent may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established by a Company for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by a Fund. If mutually agreed upon by Fund Agent and Bank, Bank will provide the information specified for each trading day in the period.

b.

Form and Timing of Response. Bank agrees to provide, promptly upon request of Fund Agent, the requested information specified in this Section 1. If requested by Fund Agent, Bank agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in this Section 1 is itself a “financial intermediary,” as that term is defined in Rule 22c-2 under the 1940 Act (an “Indirect Intermediary”) and, upon further request of Fund Agent, promptly either (i) provide (or arrange to have provided) the information set forth in this Section 1 for those Shareholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, Shares. Bank additionally agrees to inform Fund Agent whether it plans to perform (i) or (ii) above. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by Bank and Fund Agent. To the extent practicable, the format for any Shareholder and transaction information provided to Fund Agent should be consistent with the NSCC Standardized Data Reporting Format.

c.

Limitations on Use of Information. Fund Agent agrees not to use and agrees to cause each Company not to use the information received for marketing or any other similar purpose without the prior written consent of Bank; provided, however, that this provision shall not limit the use of publicly available information, information already in the possession of Fund Agent, a Company or their affiliates at the time the information is received pursuant to this Agreement or information which comes into the possession of Fund Agent, a Company or their affiliates from a third party.

2.

Agreement to Restrict Trading. Bank agrees to execute written instructions from Fund Agent to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by Fund Agent as having engaged in transactions in Shares (directly or indirectly through Bank’s account) that violate policies established or utilized by a Company or Fund Agent for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by a Fund.

a.

Form of Instructions. Instructions must include the TIN, ITIN or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

b.	Timing of Response. Bank agrees to execute instructions from Fund Agent as soon as reasonably practicable, but not later than five business days after receipt of the instructions by Bank.

c.

Confirmation by Bank. Bank must provide written confirmation to Fund Agent or its delegate that Fund Agent’s instructions to restrict or prohibit trading have been executed. Bank agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

3.

Detecting Violations. Bank agrees to make reasonable efforts to assist each Company and its service providers (including Distributor and Administrator) in preventing and detecting excessive, short-term trading of Shares and other abusive practices, including “market timing.”

4.	Definitions. For purposes of this Exhibit C, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:

a.

The term “Funds” shall mean the constituent series of the Companies, but for the purposes of this Exhibit C such term shall not include Funds excepted from the requirements of paragraph (a) of Rule 22c-2 under the 1940 Act by paragraph (b) of Rule 22c-2.

b.	The term “promptly” shall mean as soon as practicable but in no event later than 5 business days from Bank’s receipt of the request for information from Fund Agent.

c.	The term “Shareholder” shall include the interpretation thereof set forth in Rule 22c-2 under the 1940 Act.

d.	The term “written” includes electronic writings and facsimile transmissions.

e.	In addition, for purposes of this Exhibit C, the term “purchase” does not include the automatic reinvestment of dividends or distributions.

C-2

EXHIBIT D

Operational Terms

Administrator or its delegate(s) will furnish Bank or its delegate, on each Business Day with respect to each Class of each Fund made available by such Bank, with (i) net asset value information as determined at or about the Valuation Time and (ii) income accrual factors, dividend, and capital gains information as it becomes available. The Administrator or its delegate(s) will use best efforts to provide net asset value, income accrual, dividend and capital gains information to Bank or its delegate by 7:00 p.m. Eastern Time on each Business Day. Bank will ensure that all Orders are dated and time stamped when received by Bank or any Indirect Intermediary.

Unless otherwise instructed by Bank, dividends and capital gains distributions from any Fund shall be automatically reinvested in additional shares of such Fund.

Except with respect to the processing of Orders utilizing the National Securities Clearing Corporation (“NSCC”) Fund/SERV system (“Fund/SERV”) or the Defined Contribution Clearance & Settlement system (“DCC&S”), as discussed below, payment for net purchases of Shares attributable to all Orders placed with a Company or the Transfer Agent as of the Valuation Time on a given Business Day will be wired by Bank or its delegate to such Company’s custodial account designated by the Administrator no later than 3:00 p.m. Eastern time on the next Business Day. Purchases of Shares will settle only upon receipt of payment in full by the Transfer Agent or other delegate of the Company. Administrator ordinarily shall provide for payment of net redemptions of Shares attributable to Orders received in good order by Bank or its delegate prior to the Valuation Time on a given Business Day to be wired to a custodial account designated by Bank no later than 3:00 p.m. Eastern Time on the next Business Day. Notwithstanding the foregoing, each Company may, if it deems appropriate, delay redemptions of the Shares of a Fund or postpone payment upon redemption, to the extent permitted by the 1940 Act.

If, and to the extents, Distributor and Bank process Orders through Fund/SERV, and/or utilize the NSCC Networking System (“NETWORKING”) or DCC&S in connection with processing, account reconciliation and dividend processing, Bank represents that it has access to Fund/SERV, NETWORKING and/or DCC&S services. Distributor and Bank shall abide by the Rules & Procedures of the NSCC (“Rules”) and the Rules shall be part of the terms and conditions of each transaction and/or other processes that utilize Fund/SERV, NETWORKING and/or DCC&S services. For all Orders processed other than through the NSCC, Bank shall comply with such reasonable procedures as Distributor shall specify.

Receipt in “good order” shall mean that all documentation, information, date and time stamps, signatures, and signature guarantees are complete, accurate and legible, and have otherwise been obtained and/or verified to the reasonable satisfaction of the Company, Transfer Agent, Distributor or Administrator in a manner consistent with industry standards and practices, and are compliant with all requirements of Company policies, applicable laws, rules and regulations pertaining thereto.

EXHIBIT E

I.	Delivery Information for Fulfillment Prospectuses

Street Address:

Email Address:

Instructions to Delivery Information for Fulfillment Prospectuses: If you do not self clear, please insert an appropriate address for printed copies of Fulfillment Prospectuses (and/or email address for electronic copies of Fulfillment Prospectuses) provided by your clearing/carrying firm, which may be the address (and/or email address) of a fulfillment vendor engaged by your clearing/carrying firm (e.g., Broadridge). If you intend to engage solely in “subscription way business” (sometimes referred to as “check and application business”) for the funds you should insert “Not Applicable.”

II. Regulatory Documents Email Delivery Address(es)

III. Authorized Sources for Prospectuses and Sales Literature

1.	Hard copies or electronic copies delivered by Distributor or Distributor’s print vendor

2.	Distributor’s (or the Funds’) public website (www.pimco.com/investments)

3.	Secure portal or micro site hosted by or on behalf of Distributor for use by Bank

4.

Instructions to 4: Insert name of your fulfillment vendor (e.g., Broadridge) or your clearing/carrying firm. If  you intend to engage solely in “subscription way business” (sometimes referred to as “check and application business”) for the funds you should insert “Not Applicable.”

Note: The SEC’s EDGAR data base is not an authorized source for Prospectuses or supplements (except to the extent provided through an authorized fulfillment vendor).

APPENDIX I

Benefit Plan Class A Shares NAV Purchase Privileges

[    ] By checking the foregoing box, Bank (i) represents that it is the is the trustee, administrator, fiduciary, trust company or registered investment adviser for one or more Benefit Plans, and (ii) understands and agrees that the execution, delivery and performance of this Agreement entitles each of such Benefit Plans to purchase Class A shares of the Funds at net asset value (without any sales charge on purchases or contingent deferred sales charges on sales).

Benefit Plan investment minimum:   None